UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment No. 3

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GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

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MOD-PAC CORP.
 (Exact name of Registrant as specified in its charter)

New York	16-0957153
(State of Incorporation)	(I.R.S. Employer Identification Number)

1801 Elmwood Avenue Buffalo, New York	14207
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (716) 873-0640

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Securities pursuant to section 12(b) of the Act:

NONE

Securities pursuant to section 12(g) of the Act:

$0.01 Par Value Common Stock
$0.01 Par Value Class B Stock
 (Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT AND INCORPORATED
BY REFERENCE FROM INFORMATION STATEMENT

        The Registrant's Information Statement may be found as Exhibit 99.1 to this Registration Statement on Form 10. Set forth below is a cross-reference sheet identifying where the items required by Form 10 can be found in the Information Statement.

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
AND ITEMS OF FORM 10

Item No.	Caption	Location in Information Statement

1.	Business.	"Forward Looking Statements", "Summary", "The Distribution", Risk Factors", "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and "Relationship Between Astronics and Our Company After the Distribution"
2.	Financial Information.	"Summary", Selected Historical Financial Information", and "Management's Discussion and Analysis of Financial Condition and Results of Operations"
3.	Properties.	"Business"
4.	Securities Ownership of Certain Beneficial Owners and Management.	"The Distribution", "Management" and "Our Principal Shareholders"
5.	Directors and Executive Officers.	"Management"
6.	Executive Compensation.	"Management" and "Our Principal Shareholders"
7.	Certain Relationships and Related Transactions.	"Relationship Between Astronics and Our Company After the Distribution" and "Management"
8.	Legal Proceedings.	"Business"
9.	Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.	"The Distribution", "Dividend Policy" and "Description of Our Capital Stock"
10.	Recent Sales of Unregistered Securities.	Not Included (see Item 10 below)
11.	Description of Registrant's Securities to be Registered.	"The Distribution", "Dividend Policy" and "Description of Our Capital Stock"
12.	Indemnification of Directors and Officers.	"Indemnification of Directors and Officers"
13.	Financial Statements and Supplementary Data.	"Index to Financial Statements"
14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.	Not Applicable
15.	Financial Statements and Exhibits.	Financial Statements can be found at "Index to Financial Statements"; exhibits are not included and are set forth in Item 15 below.

        The Registrant's registration statement on Form 10, file number 000-50063, as filed with the Securities and Exchange Commission on November 1, 2002, as amended Form 10/A filed with the Securities and Exchange Commission on November 7, 2002 and Form 10/A filed with the Securities and Exchange Commission on December 26, 2002, is hereby further amended to amend Exhibit 99.1.

INFORMATION INCLUDED IN REGISTRATION STATEMENT

Item 10. Recent Sales of Unregistered Securities

        The Registrant has not sold or otherwise issued any unregistered securities within the past three years. In connection with the proposed spin-off of the Registrant's securities by Astronics Corporation ("Astronics") to the shareholders of Astronics as contemplated by the Separation and Distribution Agreement included as Exhibit 2.1 to this Registration Statement, the Registrant will effect a split of its outstanding common stock, all of which is currently held by Astronics. This issuance will be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof because such issuance will not involve a public offering of securities.

Item 15. Financial Statements and Exhibits

        (a) Financial Statements filed as part of this Registration Statement:

        The Registrant's financial statements as of December 31, 2001 and as of September 28, 2002 are included in the Information Statement filed as Exhibit 99.1 to this Registration Statement. All financial statement schedules not otherwise included with the financial statements presented in the Information Statement have been omitted because the information required by the schedule is not applicable or has been otherwise disclosed in the financial statements or the notes thereto.

        (b) Exhibits:

Exhibit Number	Exhibit
*2.1	Separation and Distribution Agreement dated as of December 7, 2002 by and between Astronics Corporation and the Registrant.
*3.1	Form of Restated Certificate of Incorporation of the Registrant.
*3.2	Amended By-Laws of the Registrant.
*4.1	Specimen Common Share Certificate.
*4.2	Specimen Class B Share Certificate
*10.1	Tax Sharing Agreement dated as of December 7, 2002 by and between Astronics Corporation and the Registrant.
*10.2	Interim Services Agreement dated as of December 7, 2002 by and among Astronics Corporation the Registrant and Luminescent Systems, Inc.
*10.3	Employee Benefits Agreement dated as of December 7, 2002 by and between Astronics Corporation and the Registrant.
**10.4	Supply Agreement - North America dated as of September 30, 2002 between the Registrant and VistaPrint Limited.
**10.5	Supply Agreement - World Outside of North America dated as of September 30, 2002 between the Registrant and VistaPrint Limited.
*10.6	MOD-PAC CORP. 2002 Stock Option Plan.
*10.7	MOD-PAC CORP. Employee Stock Purchase Plan.
*10.8	MOD-PAC CORP. 2002 Director Stock Option Plan.
*10.9	MOD-PAC CORP. Supplemental Retirement Plan.
**21.1	Subsidiaries of the Registrant.
*99.1	MOD-PAC Corp. Information Statement dated January 10, 2003.

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*	Previously filed with Amendment No. 2 to the Registrant's Registration Statement on Form 10/A filed with the Securities and Exchange Commission on December 26, 2002.

**	Previously filed with the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission on November 1, 2002.

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 13, 2003
MOD-PAC CORP.
	By:	/s/ Daniel G. Keane
Daniel G. Keane
President